AGREEMENT

         This AGREEMENT (this "Agreement") dated as of November 1, 2003, is between meVC Draper Fisher Jurvetson Fund I, Inc. (the "Company") and Michael Tokarz ("Tokarz") (each, a "Party" and together, the "Parties").

         WHEREAS, the Company desires to engage the services of Tokarz and Tokarz desires to be engaged by the Company.

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. ENGAGEMENT AND ACCEPTANCE. The Company hereby engages Tokarz, and Tokarz hereby agrees to perform services for the Company as described in Section 2, in accordance with the terms and conditions hereof, for a term commencing as of November 1, 2003, and continuing until October 31, 2005, or such later date as mutually agreed to by the parties (the "Management Term").

         2. DUTIES DURING THE MANAGEMENT TERM. During the Management Term, Tokarz will serve in the capacity of (a) Chairman of the Company, the most senior executive officer of the Company; provided that, in the event he is not duly elected as a Director of the Company at the Company's 2004 Annual Meeting, he shall continue to function as the senior most executive officer of the Company (but under a different title to be determined by the Board of Directors); and (b) Portfolio Manager. Tokarz shall report solely and directly to the Board of Directors of the Company (the "Board"). Subject to the oversight of the Board, Tokarz will be responsible for management of the Company's operations and business affairs, including but not limited to (i) implementing the Company's investment objectives and strategies as set forth in the Company's registration statement, as such objectives and strategies have been amended or may be amended, by the Board; and (ii) retaining staff and office space and procuring services as appropriate and reasonably necessary to carry out the business of the Company. Tokarz will have such authority and responsibilities as are customarily performed by one holding such positions in the same or similar businesses or enterprises as those of the Company. During the Management Term, the Company will establish office space at a location and on such terms as is approved by the Board. Following the expiration of the Management Term, Tokarz shall not be a director, officer or employee of the Company and shall have none of the authority or responsibilities described in this Section 2.

         3. COMPENSATION.

            3.1 For his services hereunder, following the completion of any Fiscal Year in which any portion of the Management Term is in effect, the Company will pay Tokarz an amount equal to the lesser of (a) 20% of the Company's net income for the Fiscal Year; or (b) the sum of (i) 20% of the net capital gains realized by the Company during the Management Term with respect to Tokarz Investments, less any amounts previously paid to Tokarz pursuant to this sub-clause (b)(i); and (ii) the amount, if any, by which the Company's total expenses for the Compensation Period were less than two percent of the Company's net assets as of the last day of the Compensation Period. Any payments to be made under this Section 3.1 shall be calculated based upon the completed audited financials of the Company for the applicable Fiscal Year and shall be paid as soon as practicable following the completion of such audit.

Payments under this Section 3.1 are referred to herein as "Compensation." For purposes of this Agreement: (a) "Fiscal Year" means a fiscal year of the Company, which is currently a 12-month period ending on October 31; and (b) "Compensation Period" means (i) the applicable Fiscal Year, and (ii) if the Management Term is terminated other than on the last day of a Fiscal Year, the period from the commencement of such Fiscal Year through the date of such termination; and (c) "Tokarz Investment" means an investment made by the Company during the Management Term, other than investments pending at the commencement of the Management Term and any investments made during the Management Term by the Company over the written objection of Tokarz.

            3.2 In the event net capital gains are realized on Tokarz Investments disposed of after the Management Term, Tokarz will be eligible to receive a percentage of the net realized capital gains from each Tokarz Investment that is disposed of after the end of the Management Term in accordance with the schedule set forth in Exhibit A hereto (the "Post Term Payments"). The Post Term Payments, if any, shall be payable following the Company's receipt of the audited financial statements for the Fiscal Year in which the Tokarz Investment realized such a net capital gain.

            3.3 Compensation shall be calculated by the Company based on the Company's audited financial statements for the applicable Fiscal Year and shall be paid to Tokarz promptly after the Company's receipt of such audited financial statements. The aggregate amount of Compensation and Post Term Payments shall not exceed (a) 20% of the net capital gains realized by the Company with respect to Tokarz Investments plus (b) the amount, if any, by which the Company's total expenses for the last Fiscal Year of the Management Term were less than two percent of the Company's net assets as of the last day of the Management Term (the "Limitation"). Following the first anniversary of the termination of the Management Term, and at least once every Fiscal Year thereafter, the Company shall determine, on a cumulative basis, based on the audited financial statements for the Company, whether the aggregate amount of Compensation and Post Term Payments exceeded the Limitation (the "Excess"). Tokarz shall return to the Company within 30 business days of a request therefor an amount equal to the Excess (but in no event greater than an amount equal to the aggregate Compensation and the Post Term Payments).

            3.4 During the Management Term, Tokarz shall be entitled to receive reimbursement for all reasonable and appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

            3.5 Tokarz may direct a portion of the Compensation and the Post Term Payments to active employees of the Company designated by Tokarz as part of their compensation packages during their employment. For the avoidance of doubt, Tokarz may not require the Company to direct or cause to be paid a portion of the Compensation or the Post Term Payments to any individual who is no longer an employee or officer of the Company at the time of such payment. This paragraph shall not affect Tokarz's obligation to return the Excess in accordance with
Section 3.3 herein.

            3.6 Notwithstanding the foregoing, in the event of a termination of Tokarz's services during the Management Term, the Company's obligation to continue to pay Compensation and Post Term Payments as set forth in this
Section 3 shall terminate except as provided for in Section 4 of this Agreement.

            3.7 The Company agrees at all times to remain qualified as a "regulated investment company" as defined in Section 851 ET SEQ of the Internal Revenue Code of 1986, as amended, and to take all steps and actions necessary to maintain such status, including, without limitation to make such elections, registrations, investments and distributions necessary to maintain status as a regulated investment company. The Company agrees that if it shall fail to qualify as a regulated investment company for any reason, net income of the Company for purposes of this Section 3 shall nonetheless be calculated as if the Company were at all times qualified as a regulated investment company.

         4. TERMINATION.

            4.1 If the Management Term is terminated by the Company without Cause, by Tokarz for Good Reason, or due to Tokarz's death or Disability, Tokarz shall be entitled to (i) Compensation through the date of such termination determined in accordance with Section 3.1, (ii) Post Term Payments in accordance with Section 3.2, and (iii) reimbursement, pursuant to Section 3.4, of business expenses incurred by him to the date of such termination.

            4.2 If, in the first Fiscal Year of the Management Term, the Management Term is terminated by Tokarz without Good Reason, Tokarz shall only be entitled to (i) Compensation through the date of such termination determined in accordance with Section 3.1; (ii) Post-Term Payments in accordance with
Section 3.2, PROVIDED THAT, NOTWITHSTANDING THE SCHEDULE IN EXHIBIT A, any such payments respecting a Tokarz Investment shall equal 16% of the net capital gains realized on that Tokarz Investment; and (iii) reimbursement, pursuant to
Section 3.4, of expenses incurred by him to the date of such termination.

            4.3 If this agreement is terminated by the Company for Cause, the Company's only obligation to Tokarz shall be (i) Compensation through the date of such termination determined in accordance with Section 3.1; and (ii) reimbursement, pursuant to Section 3.4, of expenses incurred by him to the date of such termination.

            4.4 Unless otherwise agreed to, in writing, by the Parties, upon the termination of the Management Term for any reason, Tokarz shall be deemed to have contemporaneously resigned (i) if a member, from the Board or any other board to which he has been appointed or nominated by or on behalf of the Company; and (ii) from all his positions with as an officer or employee of the Company.

            4.5 For the purposes of this Agreement, "Cause" means (i) commission of a felony by Tokarz that affects the Company materially or is related, directly or indirectly, to the performance of any of Tokarz's duties or obligations hereunder, (ii) acts of dishonesty by Tokarz resulting or intending to result in personal gain or enrichment at the material expense of the Company, (iii) conduct by Tokarz in connection with his duties hereunder that is fraudulent, unlawful, or grossly negligent, or (iv) conduct which constitutes a violation of applicable employment, labor or securities laws or related regulations (including but not limited to those of the New York Stock Exchange).

            4.6 For the purposes of this Agreement, "Good Reason" means, without Tokarz's consent, (i) a material adverse reduction in Tokarz's responsibilities, position or duties or (ii) the Company's material breach of the Agreement. The Company shall have thirty (30) days after receipt of notice from Tokarz in writing specifying the deficiency to cure the deficiency that would result in Good Reason.

            4.7 This Agreement may be terminated by either Party at any time upon at least thirty (30) days' written notice to the other Party.

         5. RESTRICTIONS AND OBLIGATIONS OF TOKARZ.

            5.1    CONFIDENTIALITY.

                   (a) During the course of Tokarz's services under this Agreement and in connection with carrying out his duties hereunder, Tokarz will have access to certain material non-public information relating to the Company which is not readily available from sources outside the Company. The confidential and proprietary information, in any material respect, of the Company are among its most valuable assets, including but not limited to, information about business contacts, transactions, contracts, intellectual property, finances, personnel, clients, investment and competitive strategies, frameworks, or models, sales, financial, marketing, training and technical programs. The Company invested, and continues to invest, considerable amounts of time and money in its process, technology, know-how, obtaining and developing the goodwill of its customers, its other external relationships, its data systems and data bases, and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Company. Tokarz acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Company. Tokarz shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Tokarz in connection with his services under this Agreement which shall not be or become public knowledge (except for any information that is public information, other than information that becomes public information as a result of acts by Tokarz or representatives of Tokarz in violation of this Agreement). Confidential Information shall not include specific items which have become publicly available other than through Tokarz's unauthorized disclosure. Except as required by law or an order of a court or governmental agency with jurisdiction, Tokarz shall not, during the Management Term or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall Tokarz use it in any way, except in the course of his services under this Agreement or to enforce any rights or defend any claims hereunder or under any other agreement to which Tokarz is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. Tokarz shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Tokarz understands and agrees that Tokarz shall acquire no rights to any such Confidential Information.

                   (b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the business of the Company, as well as all investor lists, specific customer information, compilations of product research and marketing techniques of the Company whether prepared by Tokarz or otherwise coming into Tokarz's possession in connection with his services under this Agreement, shall remain the exclusive property of the Company, and Tokarz shall not remove any such items from the premises of the Company, except in furtherance of Tokarz's duties under this Agreement.

                   (c) As requested by the Company and at the Company's expense, from time to time and upon the termination of his services under this Agreement, Tokarz will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in Tokarz's possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, Tokarz will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

            5.2 NON-SOLICITATION OR HIRE OF EMPLOYEES. During the Management Term and for a period of 12 months following the termination of the Management Term (for any reason), Tokarz shall not directly or indirectly solicit or attempt to solicit, any employee of the Company or any person who was an employee of the Company during the 12-month period immediately prior to the relevant date to terminate such employee's employment relationship with the Company in order, in either case, to enter into a similar relationship with Tokarz, or any other person or any entity in competition with the business of the Company. The Company realizes that, during the Management Term, Tokarz will recruit other professionals to be employed by the Company and that certain of these professionals will be individuals with whom Tokarz has an existing or prior professional relationship and/or individuals who will agree to be employed by the Company because of the opportunity to work with Tokarz (collectively, "Tokarz Recruits"). Notwithstanding anything in this Section 5.2 to the contrary, neither the resignation of the Tokarz Recruits from the Company nor Tokarz's subsequent hiring of, or association with, a Tokarz Recruit, shall constitute, in and of itself, a breach of the Agreement without further evidence of a solicitation by Tokarz.

            5.3 PROPERTY. Tokarz acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company and prepared or received in connection with carrying out his responsibilities for the Company are the sole property of the Company ("Company Property"). During the Term, and at all times thereafter, Tokarz shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, except in furtherance of his duties under the Agreement. When Tokarz's employment with the Company terminates, or upon request of the Company at any time, Tokarz shall promptly deliver to the Company all copies of Company Property in his possession or control.

              5.4 REMEDIES; SPECIFIC PERFORMANCE. The Parties acknowledge and agree that Tokarz's breach or threatened breach of any of the restrictions set forth in this Section 5 will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Tokarz hereby consents to the grant of an injunction (temporary or otherwise) against Tokarz or the entry of any other court order against Tokarz prohibiting and enjoining him from violating, or directing him to comply with any provision of this Section 5. Tokarz also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against him for such breaches or threatened or attempted breaches. In addition, without limiting the Company's remedies for any breach of any restriction on Tokarz set forth in this Section 5, except as required by law, Tokarz shall not be entitled to any payments set forth in Section 3.2 hereof if Tokarz breaches the covenants applicable to Tokarz contained in this Section 5. Tokarz will immediately return to the Company any such payments previously received under
Section 3.2 and upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 3.2.

         6. CERTAIN UNDERSTANDINGS AND AGREEMENTS

            6.1 The Company realizes that Tokarz has an extensive background in effecting corporate transactions for himself and his affiliated entities, in participation with others, and on behalf of others. The Company realizes that, due to the extent of his background, Tokarz has a variety of business interests and relationships with respect to such transaction activities that are ongoing. The Company understands that Tokarz is not prepared to terminate these interests, relationships or activities in order to enter into this Agreement. After due consideration of these factors and in consideration of the powers conferred under Section 122(17) of the Delaware General Corporation Law, the Company has determined that the benefits to the Company from Tokarz's services under this Agreement outweigh any detriment to the Company from the pursuit by Tokarz of such other interests, relationships or activities while serving under this Agreement. Accordingly, the Company and Tokarz have reached the agreements contained in this Section 6.

              6.2 During the Management Term, Tokarz shall not be required to devote his full business time and attention to his duties under this Agreement, but shall devote such time as he believes, in his judgment, is necessary to fulfill his obligations under this Agreement. In this regard, the Company has determined to rely on Tokarz's professionalism and his determination with such matters and any such determination shall not subject Tokarz to any liability under this Agreement, although the Company retains the right to terminate this Agreement as provided herein.

              6.3 The Company realizes that in the course of his activities during the Management Term, Tokarz may identify, develop or become aware of investment opportunities that are suitable for the Company ("Opportunities"). Opportunities may also be suitable investments for Tokarz or other entities in which Tokarz has an interest or others with whom Tokarz has a relationship (collectively, "Other Parties"). Tokarz agrees that any Opportunities that come to him from a director, officer or employee of the Company or which are submitted to him during the Management Term in his capacity as a officer or director of the Company or which are primarily investments in debt securities

(including debt securities, and any mezzanine investment, including mezzanine investments with an equity component) shall be Opportunities of the Company ("Company Opportunities"), and Tokarz will not pursue any such Company Opportunity with any Other Parties, unless (i) Tokarz shall have determined that such Company Opportunity is not suitable for the Company and (ii) the Board shall have concurred with such determination. With respect to all other Opportunities other than Company Opportunities, Tokarz shall have no obligation to offer such Opportunity to the Company and shall use his own judgment in determining whether to allocate such Opportunity to the Company or to Other Parties, and Tokarz shall have no liability to the Company with respect to any such allocation. Notwithstanding the foregoing, Tokarz may pursue a Company Opportunity on behalf of both the Company and the Other Parties, subject to compliance with applicable law, regulation and any applicable order granted by the Securities and Exchange Commission.

         7. OTHER PROVISIONS.

            7.1 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing, as follows:

                           (a)     If the Company, to:

                                    Robert Knapp
                                    C/O Millennium Partners L.P.
                                    666 Fifth Avenue
                                    New York, NY 10103

                                    and

                                    Schulte Roth & Zabel LLP
                                    919 Third Avenue
                                    New York, NY  10022
                                    Attention:  Kenneth S. Gerstein, Esq.
                                    Telephone:  (212) 756-2000
                                    Fax:        (212) 593-5955

                                    (a)   If Tokarz, to:

                                    Michael Tokarz
                                    The Tokarz Group, LLC
                                    Riverview at Purchase
                                    287 Bowman
                                    Purchase, NY 10577

                                    and

                                    Wildman, Harrold, Allen & Dixon LLP
                                    225 W. Wacker Drive
                                    Chicago, Illinois 60606
                                    Attention:  John L. Eisel, Esq.
                                    Telephone:  (312) 201-2000
                                    Fax:        (312) 201-2555

            7.2. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

            7.3 REPRESENTATIONS AND WARRANTIES BY TOKARZ. Tokarz represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit Tokarz's ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

            7.4 WAIVER AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

            7.5 GOVERNING LAW, DISPUTE RESOLUTION AND VENUE. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of New York, in any action or proceeding brought with respect to or in connection with the Agreement.

            7.6 ASSIGNABILITY BY THE COMPANY AND TOKARZ. This Agreement, and the rights and obligations hereunder, may not be assigned by the Parties without written consent signed by the Parties. This Agreement shall not bind successors of the Company unless agreed to in writing by Tokarz.

            7.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

            7.8 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

            7.9 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. Tokarz acknowledges that the restrictive covenants contained in Section 5 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

            7.10 JUDICIAL MODIFICATION. If any court determines that any of the covenants in Section 5, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

            7.11 TAX WITHHOLDING. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

                  IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.


                                     /s/ Michael Tokarz
                                    ------------------------------------
                                    Michael Tokarz


                                    MEVC DRAPER FISHER JURVETSON FUND I, INC.


                                    By: /s/ Robert S. Everett
                                       --------------------------------
                                         Name: Robert S. Everett
                                         Title: Chief Executive Officer

Time of Disposition                            Tokarz % of  Net  Gains
                                               following termination of the
                                               Management Term

-----------------------------------------      ---------------------------------

Prior to the first anniversary of the          19%
termination  of  the Management Term

On or after the first anniversary of the       18%
termination  of the Management Term and
prior to the second anniversary of the
termination of the Management Term

On or after the second anniversary of the      17%
termination of the Management Term and
prior to the third anniversary of the
termination of the Management Term

On or after the third anniversary of the       16%
termination of the Management Term


                                      -10-